Exhibit 10.20

AGREEMENT

This Agreement effective this 4th day of September, 2009, by and between BALLANTYNE STRONG, INC., formerly known as Ballantyne of Omaha, Inc., a Delaware corporation, with its principal offices at 4350 McKinley Street, Omaha, Nebraska 68112 (“Ballantyne”), and CHRISTOPHER BEACH, an individual whose mailing address is  ** (“Beach”).

RECITALS:

This Agreement is made with reference to the following facts and objectives:

A.            Ballantyne and Beach entered into a Consulting Agreement effective as of April 1, 2009, wherein Ballantyne retained Beach to provide consulting service to the Company which were in addition to the services that would normally be performed by a non-employee Director or Ballantyne.

B.            The initial term of said Consulting Agreement was for one (1) year.

C.            The parties desire to amend and terminate said Consulting Agreement all on the terms and conditions set forth below.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Ballantyne and Beach hereby agree as follows:

1.             Termination.  The parties hereto agree that said Consulting Agreement entered into between the parties shall be and is rescinded, terminated and cancelled as of September 4, 2009.

2.             Vesting of Restricted Stock.  The parties hereto agree that 8,124 shares of the restricted stock issued to Beach under the Restricted Stock Agreement shall vest as of September 4, 2009, and the remainder of said restricted stock grant shall lapse and Beach shall forfeit all rights to said remaining restricted shares.

3.             Release.  Each party for itself or himself, and its or his heirs, legal representatives, successors and assigns, releases the other and its or his heirs, legal representatives, successors and assigns, from any and all claims, demands, or actions which either party may now have or may hereafter claim to have had as of the date hereof, whether known or unknown arising out of said Consulting Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BALLANTYNE STRONG, INC., a Delaware corporation, “Ballantyne”

By:	/s/ John P. Wilmers
Its:	President

/s/ Christopher Beach
CHRISTOPHER BEACH, “Beach”